Exhibit 99.2

Mack-Cali Realty Corporation

Executive & Non-Employee Director Stock Ownership Guidelines

•	Objective – The purpose of these stock ownership guidelines (“Guidelines”) is to ensure that senior executives and non-employee directors accumulate and hold a meaningful level of company stock to establish commonality of interest with shareholders and to be aligned with corporate governance “best practice.”

•	Covered Population – EVPs and above (“Executives”) and Non-Employee Directors (“Directors”).

•	Required Ownership Level – Value of owned shares as a multiple of annual base salary or, in the case of Directors, annual cash retainer for service as non-employee director (exclusive of fees for committee service or board leadership), depending on level as follows:

Multiple of
Participants	Salary/Retainer
CEO	5x Salary
EVP-level	2x Salary
Non-Employee Directors	5x Cash Retainer

There is no requirement that the ownership level be attained within a specified time period. Use of retention ratio (below) obviates need for time period by which to achieve the guideline.

•	Eligible Shares – Directly owned shares of Common Stock, directly owned units of limited partnership interest of Mack-Cali (“LTIP Units”), beneficially owned shares held indirectly (e.g., by immediate family members, trusts, etc.), vested share units in a non-qualified deferral arrangement, and shares held in the 401(k) plan.

—	Unexercised stock options or Appreciation Only LTIP Units (“AOLTIPs”), unearned/ unvested performance shares or performance-based LTIP units (“PBV LTIPs”), and unvested restricted shares or time-based LTIP units (“TBV LTIPs”) do not count.

•	Retention Ratio – Until the guideline ownership level is attained, Executives and Directors must retain 50% of net profit shares and LTIP units earned at (i) exercise of stock options/AOLTIPs, (ii) vesting and payment of performance shares/PBV LTIPs, and (iii) vesting of restricted shares/TBV LTIPs.

—	“Net profit shares / LTIP units” means:

–	Shares or LTIP units received on vesting or earn-out of restricted stock/restricted stock units/performance shares, or PBV or TBV LTIPs, net of Shares for Taxes; and

–	Shares received on exercise of stock options or AOLTIPs, net of shares tendered or withheld for payment of exercise price and Shares for Taxes.

—	“Shares for Taxes” means, regardless of whether share withholding is actually used:

–	The amount of taxes on the income realized by the participant on the vesting, earn-out or exercise date, calculated using maximum marginal tax rates, divided by the closing price of the Company’s common stock on the vesting, earn-out or exercise date.

•	Administration –

—	Annually, at the Committee meeting corresponding to the annual shareholder meeting in May/June, the number of shares each Executive and Director needs to own will be calculated based on the then-current annual salary/retainer and an average of the closing stock prices for the prior 20 trading days. This number of shares will be the required ownership level until the next annual calculation.

—	If an Executive or Director does not own the required number of shares, the Retention Ratio will apply until the individual accumulates the required number of shares. The Executive or Director may sell shares in excess of the required number.

–	Any sale of shares by covered individual must be reviewed by the Legal Department for compliance with the guidelines and the Company’s stock trading policy.

—	Annually, each Executive or Director must provide a statement of shares owned.

•	Anti-Hedging/No Pledging – Shares will be subject to Mack-Cali’s anti-hedging and anti-pledging policies.

•	Modification – Guidelines may be amended or terminated at any time by the Executive Compensation & Option Committee in its discretion.

•	Effective Date – The Guidelines are effective April 12, 2021, provided that the stock retention ratio will only apply to equity awards granted after the effective date.

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